Exhibit 12.1

Statement Re Computation Of Ratios

This schedule contains financial information extracted from the Registrant's Financial Statements as of December 31, 2009 and 2008 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2009	December 31, 2008
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$207,205	$10,350,195
Current liabilities (denominator)	12,958,463	21,366,428

Current ratio	.02:1	.48:1

Working Capital:

Current Assets minus Current Liabilities

Current assets	$207,205	$10,350,195
Current liabilities	12,958,463	21,366,428

Working Capital	(12,751,258)	(11,016,233)